Exhibit 10.37

Amended and Restated EMPLOYMENT AGREEMENT

This Amended and Restated EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 7th day of May 2015, by and between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and Milton Boyer (the “Executive”).

WHEREAS, the Executive was an employee of Oso Biophamaceuticals Manufacturing, LLC (“OsoBio”) and was party to an Employment Agreement dated January 31, 2012 (the “Prior Agreement”); and

WHEREAS, on June 1, 2014, OsoBio and the Company entered into that certain Membership Interest Purchase Agreement by and among Company, the “Buyer” entity named therein, OsoBio and Oso Biopharm Holdings, LLC, pursuant to which, among other things, at the closing of the transactions contemplated by such Membership Interest Purchase Agreement, which the parties agreed was effective on July 1, 2014,(the “Closing”), OsoBio became an indirect wholly owned subsidiary of the Company; and

WHEREAS, the parties entered into an Employment Agreement dated as of June 1, 2014 (the “Original Agreement”) and due to certain changed circumstances, now wish to modify the Original Agreement as set forth herein, which Amended and Restated Employment Agreement shall supercede and replace the Original Agreement ; and

WHEREAS, the parties hereto desire to assure that the Executive’s knowledge and familiarity with the business of the Company will continue to be available to the Company after the Closing.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.            Employment. Subject to the provisions of this Agreement, the Company hereby employs as of the Effective Date the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth. Executive agrees that the Prior Agreement is terminated and no longer in force and effect as of the Effective Date, which the parties agree was July 1, 2014.

2.            Term of Employment. The term of the Executive’s employment pursuant to this Agreement shall commence on and as of the date of the Closing (the “Effective Date”) and shall remain in effect for a period of two (2) years from the Effective Date (the “Term”). Unless either party provides written notice of its intent not to renew the Agreement at least 180 days prior to the expiration date, the Agreement shall automatically renew for periods of one (1) year (each a “Renewal Term”) commencing at the second anniversary of the Effective Date and on each subsequent anniversary thereafter. If not renewed, the Agreement will expire. The period during which the Executive serves as an employee of the Company in accordance with and subject to the provisions of this Agreement is referred to in this Agreement as the “Term of Employment.” Notwithstanding anything to the contrary contained herein, this Agreement shall take effect as of the Effective Date, and shall have no legal force or effect whatsoever prior thereto (or in the event the Closing does not occur for any reason, whether due to termination of the Membership Interest Purchase Agreement or otherwise).

3.            Capacity.

(a)            Duties. During the Term of Employment, the Executive shall report directly to Willam S. Marth, CEO or any other person designated by the President and Chief Executive Officer and (i) shall serve with the title Senior Vice President, Drug Product Manufacturing, (ii) shall perform such duties and responsibilities as may be reasonably determined by Chairman, President and Chief Executive Officer or his designate, consistent with the Executive’s title and position, duties and responsibilities as an employee of the Company as of the Effective Date; provided that such duties and responsibilities shall be within the general area of the Executive’s experience and skills, and (iii) shall render all services incident to the foregoing.

(b)            Extent of Service. The Executive agrees to diligently serve the interests of the Company and shall devote substantially all of his working time, attention, skill and energies to the advancement of the interests of the Company and its subsidiaries and affiliates and the performance of his duties and responsibilities hereunder; provided that nothing in this Agreement shall be construed as preventing the Executive from (i) investing the Executive’s assets in any entity in a manner not prohibited by Section 7 and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the entities in which such investments are made, or (ii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

4.            Compensation.

(a)            Salary. During the Term of Employment, the Company shall pay the Executive a salary (the “Base Salary”) at an annual rate as shall be determined from time to time by the Chairman, President and Chief Executive Officer or other appropriate person of the Company consistent with the general policies and practices of the Company; provided, however, that in no event shall such rate per annum be less than $275,000. Such Base Salary shall be subject to withholding under applicable law and shall be payable in periodic installments in accordance with the Company’s usual practice for its senior executives, as in effect from time to time.

(b)            Bonus. Following the Effective Date, goals will be set by the Company for Executive relating to specific objectives for 2014 including the integration of OsoBio with AMRI and independent OsoBio operating goals. Executive will be eligible to receive a bonus for accomplishment of such goals of up to 50% (fifty percent) of his Base Salary (the “Initial Bonus”), which bonus would be payable at the time that bonuses are regularly paid to executives and employees in early 2015. Payment of the Initial Bonus will be made in the reasonable discretion of Executive’s supervisor and the President and CEO of AMRI; provided, however that the Executive shall be entitled to receive a bonus for 2014 of not less than $125,000, which shall include any bonus for the partial year that was paid or is payable to Executive by OsoBio or its shareholders pursuant to any agreement between Executive and any such party related to or as a condition of the sale of OsoBio by its shareholders. After 2014, which shall be covered by the Initial Bonus referenced above, the Company shall annually review the performance of the Company and of the Executive during the prior year, and the Company may provide the Executive with additional compensation as a bonus in accordance with any bonus plan then in effect from time to time for similarly situated employees of the Company.

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5.            Benefits.

(a)            Reimbursement of Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term of Employment in accordance with the Company’s practices for employees of the Company, as in effect from time to time, including travel to and from Georgia and in accordance with the Company’s regular travel and entertainment policy.

(b)            Vacation. During the Term of Employment, the Executive shall receive paid vacation annually in accordance with the Company’s practices for employees of the Company, of which current applicable practice is four (4) weeks.

(c)            Company-Leased Housing and Vehicle. During the Term of Employment, the Company shall provide Executive with a stipend for housing and a Company-leased vehicle (each of which shall be selected by the Executive). The stipend will be in the amount of $3,500 per month. The current vehicle lease shall end no later than December 2017 and will not be renewed. The housing stipend shall be evaluated and potentially discontinued in May 2017. Separation of employment for any reason will result in the immediate termination of both the auto and home lease payments.

(d)            Relocation. Any time after the Effective Date, the Executive will be eligible for the AMRI Relocation Program for executives. This program includes reimbursement or direct payment of all costs associated with the closing costs for both sale of the Executive’s primary residence in Georgia and the purchase, if any, of a new residence at the agreed upon location. The Company will pay for the physical move of household goods to the new location. The timing and location of such relocation shall be agreed to between Executive and his supervisor and the President and CEO of AMRI and further details regarding such relocation will be established at such time. Upon the Executive's relocation, the benefits provided pursuant to Section 5(c) will cease.

(e)            Grant of Company Equity. On the Effective Date, the Company granted to Executive 20,000 shares of restricted stock, such restricted stock to be granted pursuant to the Company’s 2008 Stock Option and Incentive Plan (the “Plan”). Such restricted stock will be evidenced by standard agreements to be entered into between Executive and the Company and will vest in equal installments over 4 (four) years on each anniversary of the date of grant.

(f)            Other Company Benefit Plans. During the Term of Employment, the Executive shall be entitled to participate in any and all medical, dental, pension and life insurance plans, disability income plans and other employee benefit plans as in effect from time to time for similarly situated employees of Oso Bio. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Oso Bio and (iii) the discretion of the Board of Directors of the Company or the administrative or other committee provided for in, or contemplated by, such plan. Compliance with this Section 5(f) shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any subsidiary or affiliate of the Company with respect to the continuation of any benefit or other plan or arrangement maintained as of or prior to the Effective Date or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the Effective Date.

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(g)            Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.            Termination of Employment. Notwithstanding the provisions of Section 2, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by his death as provided in Section 6(c), the date of his death; (ii) if the Executive’s employment is terminated due to his permanent disability as provided in Section 6(c), the date on which notice of termination is given and (iii) if the Executive’s employment is terminated under Section 6(e), (A) thirty (30) days after the date on which the Company gives notice of termination or (B) the date on which the Company’s cure period expires, as applicable.

(a)          Mutual Consent. The Executive’s employment under this Agreement may be terminated at any time by the mutual consent of the Executive and the Company on such terms as both parties shall mutually agree.

(b)          Termination by the Company for Cause. The Executive’s employment under this Agreement may be terminated by the Company for “Cause” at any time upon written notice to the Executive without further liability on the part of the Company. For purposes of this Agreement, a termination shall be for “Cause” if:

(i)          the Executive shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries or affiliates or shall be convicted by a court of competent jurisdiction or shall plead guilty or nolo contendere to any felony;

(ii)         the Executive shall commit a material breach of any of the covenants, terms or provisions of Section 7 or 8 hereof which breach has not been cured within fifteen (15) days after delivery to the Executive by the Company of written notice thereof;

(iii)        the Executive shall commit a material breach of any of the covenants, terms or provisions hereof (other than pursuant to Section 7 or 8 hereof) which breach has not been remedied within thirty (30) days after delivery to the Executive by the Company of written notice thereof; or

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(iv)        the Executive shall have continuously failed to substantially perform the Executive’s duties hereunder, after written notice and under circumstances effectively constituting a voluntary resignation of the Executive’s position with the Company.

Upon termination for Cause as provided in this Section 6(b), (x) all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (A) earned but unpaid Base Salary, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, to the extent reimbursable in accordance with Company policy, (C) any accrued but unused vacation time in accordance with Company policy; and (D) all other payments or benefits (if any) to which the Executive shall be entitled under the express terms of any applicable benefit plan or arrangement maintained by the Company (the “Accrued Obligations”) and (y) the Company shall have any and all rights and remedies under this Agreement and applicable law.

(c)            Death; Disability. The Executive’s employment under this Agreement may be terminated by the Company upon the earlier of death or permanent disability (as defined below) of the Executive continuing for a period of one hundred eighty (180) days. Upon any such termination of the Executive’s employment, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to (i) Accrued Obligations, (ii) bonus payments with respect to the calendar year within which such termination occurred on the basis of and to the extent contemplated in any bonus plan then in effect with respect to executives of similar level at the Company, pro-rated on the basis of the number of days of the Executive’s actual employment hereunder during such calendar year through the Date of Termination, and (iii) in the case of permanent disability, continuation at the Company’s expense of health insurance benefits (medical and dental) until the first anniversary of the Date of Termination to the extent permitted under the Company’s group health insurance policy. As used herein, the term “permanent disability” or “permanently disabled” means the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company. The Company shall provide written notice to the Executive of the termination of his employment hereunder due to permanent disability.

(d)            Voluntary Termination by the Executive. At any time during the Term of Employment, the Executive may terminate his employment under this Agreement for other than “Good Reason” (as defined in Section 6 (e)) upon thirty (30) days’ prior written notice to the Company. Upon termination by the Executive as provided in this Section 6(d), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to Accrued Obligations.

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(e)            Termination by the Company Without Cause or by the Executive for Good Reason. The Executive’s employment under this Agreement may be terminated by the Company at any time without “Cause” (as defined in Section 6(b)) upon thirty (30) days’ prior written notice to the Executive or by the Executive at any time during the Term for “Good Reason”. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 6(b) and is not a termination on account of death or disability under Section 6(c) shall be deemed a termination without Cause. Upon any such termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason during the Term, all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligations with respect to Accrued Obligations. In addition, subject to the Executive signing within the applicable consideration period a general release of claims in a form and manner satisfactory to the Company and the lapse of any statutory revocation period (the “Release Requirement”), the Company shall continue to pay the Executive his Base Salary at the rate then in effect pursuant to Section 4(a) for a period of twelve (12) months from the Date of Termination; provided that the Company shall make the first payment of such Base Salary continuation at any time determined by the Company within sixty (60) days of the Date of Termination; provided further that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the Base Salary continuation payments shall begin to be paid in the second calendar year by the last day of such sixty (60) day period. The first such payment of Base Salary continuation shall include payment for all Base Salary that would have been paid by such date if Base Salary payments had not ceased due to the termination of the Executive’s employment. Also subject to the Release Requirement, the Company shall (i) pay 100% of the costs to provide up to three (3) months of outplacement support services at a level appropriate for the Executive’s title and responsibilities and (ii) pay the same share of group medical and dental plan premiums for the Executive that it pays for active employees at the same site location with the same level of group medical and dental plan benefits for a period of twelve (12) months from the Date of Termination; provided that such contributions toward group medical and dental plan continuation coverage shall be pursuant to and subject to the Executive’s election of COBRA coverage and continued eligibility for such continuation.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of either of the following: (A) a material diminution in the nature or scope of the powers, duties or responsibilities of the Executive; or (B) a breach by the Company of any of its material obligations hereunder. The Executive shall provide the Company with reasonable notice and an opportunity to cure the event listed in clause (A) or clause (B) above, as applicable, within sixty (60) days after the Executive first becomes aware of the occurrence of such event, and the Executive shall not be entitled to compensation pursuant to this Section 6(e) unless the Company fails to cure such event within a reasonable period of not less than thirty (30) nor more than forty five (45) days after the Company’s receipt of such notice from the Executive.

7.            Non-Competition and No Solicitation.

(a)            Because the Executive’s services to the Company are special and because the Executive has access to the Company’s Confidential Information (as hereinafter defined), during the Term of Employment and for a period of twelve (12) months following the termination, the Executive shall not, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any Person (as hereinafter defined) other than the Company and its affiliates in the Designated Industry (as hereinafter defined); provided, however, that nothing herein shall be construed as preventing the Employee from making passive investments in a Person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than one percent (1%) of the outstanding shares of capital stock or comparable equity interests of such Person.

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(b)            For purposes of this Agreement, the following terms have the following meanings:

“Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization; and

“Designated Industry” means chemistry and biology services, the drug development and drug product manufacturing industries and any other business conducted by OSOBio or the Company during the Executive’s employment with OSOBio and the Company. Because the Company’s business is worldwide in scope, the Designated Industry includes such business activities in any location in the world.

(c)            For a period of twelve (12) months following the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any current or former client, customer or account of the Company; provided, that this sub-section shall be limited to clients, customers or accounts of the Company who were clients, customers or accounts of the Company at any time during the Executive's employment with the Company.

(d)            For a period of twelve (12) months following the termination of the Executive’s employment under this Agreement for any reason, the Executive shall not, directly or indirectly, alone or as a member of any partnership or limited liability company or entity, or as an officer, director, shareholder, or employee of any corporation or entity (a) solicit or otherwise encourage any employee or independent contractor of the Company to terminate his/her relationship with the Company, or (b) recruit, hire or solicit for employment or for engagement as an independent contractor, any person who is or was employed by the Company at any time during the Executive’s employment with the Company. This sub-section shall not apply to persons whose employment and/or retention with the Company has been terminated for a period of twenty-four (24) months or longer.

(e)            If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be rewritten by the court to extend only over the maximum period of time, range of activities or geographic area as to which may be enforceable.

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8.            Confidentiality. In the course of performing services hereunder and otherwise, the Executive has had, and it is anticipated that the Executive will from time to time have, access to confidential records, data, customer lists, trade secrets, technology and similar confidential information owned or used in the course of business by the Company and its subsidiaries and affiliates (the “Confidential Information”). The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any Person (other than in the regular business of the Company), and (iii) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (A) is then generally known to the public, (B) became or becomes generally known to the public through no fault of the Executive, or (C) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon termination of the Executive’s employment with the Company, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters in the Executive’s possession or control, shall be returned to the Company and remain in its possession. This Section 8 shall survive the termination of this Agreement for any reason.

9.            Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not (after giving effect to the termination of the Prior Agreement hereby on the Effective Date) breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants which would affect the performance of his obligations hereunder. As of the Effective Date, the Executive is not performing any other duties for, and is not a party to any similar agreement with, any Person competing with the Company or any of its affiliates.

10.         Severability. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

11.         Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 11. This Section 11 shall survive the termination of the Executive’s employment under this Agreement for any reason.

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12.         Arbitration of Disputes. Except as provided in Section 13, any dispute or controversy arising under or in connection with this Agreement or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or other statutory claims) shall be settled exclusively by arbitration in Albany, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. In the event that the Company terminates the Executive’s employment for Cause under Section 6(b) and the Executive contends that Cause did not exist, then the Company’s only obligation with respect to the dispute concerning whether Cause exists under Section 6(b) shall be to submit such claim to arbitration and the only issue before the arbitrator will be whether the Executive was in fact terminated for Cause. If the arbitrator determines that the Executive was not terminated for Cause by the Company, then the only remedies that the arbitrator may award are (i) payment of amounts which would have been payable if the Executive’s employment had been terminated under Section 6(e), (ii) the costs of arbitration, (iii) the Executive’s reasonable attorneys’ fees, and (iv) all rights and benefits granted or in effect with respect to the Executive under the Company’s stock option plans and agreements with the Executive pursuant thereto that have not been provided due to the Company’s determination concerning the circumstances leading to the termination of the Executive’s employment, with the vesting and exercise of any stock options and the forfeitability of any stock-based grants held by the Executive to be governed by the terms of such plans and the related agreements between the Executive and the Company. If the arbitrator finds that the Executive’s employment was terminated for Cause, the arbitrator will be without authority to award the Executive anything, and the parties will each be responsible for their own attorneys’ fees, and they will divide the costs of arbitration equally. Furthermore, should a dispute occur concerning the Executive’s mental or physical capacity as described in Section 6(c), a doctor selected by the Executive and a doctor selected by the Company shall be entitled to examine the Executive. If the opinion of the Company’s doctor and the Executive’s doctor conflict, the Company’s doctor and the Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding. This Section 12 shall survive the termination of the Executive’s employment under this Agreement for any reason.

13.         Specific Performance. Notwithstanding Section 12 hereof, it is specifically understood and agreed that any breach of Section 7 or 8 of this Agreement by the Executive is likely to result in irreparable injury to the Company and its subsidiaries and affiliates, that the remedy at law alone will be inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of proving actual damages. Therefore, any claim based on an alleged breach of Section 7 or 8 of this Agreement shall not be subject to Section 12 hereof unless otherwise agreed. To the extent that any court action is permitted consistent with or to enforce Section 7 or 8 of this Agreement or to enforce Section 12, the parties hereby agree to the sole and exclusive jurisdiction of the Supreme Court of the State of New York (Albany County) and the United States District Court for the Northern District of New York (City of Albany). Accordingly, with respect to any such court action, the Executive (i) submits to the personal jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process.

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14.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

To the Company:

Albany Molecular Research, Inc.
21 Corporate Circle
Albany, New York 12203-5154
Facsimile: (518) 867-4375
Attention: Senior Vice President of Human Resources

To the Executive, to the address on file with the Company.

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

15.         Amendment; Waiver. This Agreement shall not be amended, modified or discharged in whole or in part except by an Agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any time of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder.

16.         Successors and Assigns. This Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

17.         Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior understandings and agreements between the parties relating to the subject matter hereof, including without limitation the Prior Agreement.

18.         Governing Law. This Agreement shall be construed and regulated in all respects under the laws of the State of New York.

19.         Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

By: /s/ William S. Marth

EXECUTIVE:

/s/ Milton Boyer
Milton Boyer

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